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InSite Vision Announces Proxy Advisory Firm’s Recommendation of Only One Director Member from Dissident’s Slate

Alameda, Calif., September 10, 2008 - InSite Vision Incorporated (AMEX:ISV) today announced that Glass, Lewis and Co., LLC, a leading proxy advisory firm, recommends that stockholders vote for only one of the six dissident nominees for the company’s Board of Directors being considered for election at the upcoming Annual Meeting of Stockholders to be held at the company’s headquarters in Alameda, Calif., on September 22, 2008.

“This recommendation by Glass Lewis in favor of one director seat is a sound and reasonable alternative and reflects a choice that is consistent with the best interests of our stockholders,” said S. Kumar Chandrasekaran, Ph.D., Chairman and Chief Executive Officer, in regard to Pinto Technology Ventures, L.P. (Pinto), the dissident stockholder.

“We believe that Pinto is attempting to take control of InSite Vision by electing a slate of hand-picked nominees without offering to pay stockholders a change-of-control premium or to provide any new plans other than those we either have already implemented or are considering. As a result, it would not be in the best interests of stockholders to shift control of our entire Board of Directors to Pinto,” stated Dr. Chandrasekaran.

“Nevertheless, we believe that key investors can add value with minority representation on our Board. To that end, we have offered to nominate two members from Pinto’s proposed slate of nominees, fully recognizing that this would be granting Pinto, which is currently an 8% stockholder, a significantly increased representation of 25% on an eight-member board. However, Glass Lewis has acknowledged that one board seat is more consistent with Pinto’s ownership interest in the company,” concluded Dr. Chandrasekaran.

In its report dated September 10, 2008, Glass Lewis noted that there appeared to be insufficient cause to award a dissident majority control:

“Based on the Dissident’s plan for improvement (which fails to include a detailed strategic plan), we are not convinced that giving the Dissident six full board seats is in the best interests of shareholders. Rather, we believe that giving the Dissident one of the six board seats would be better aligned with the Dissident’s ownership interest in the Company.”

Instead, Glass Lewis has recommended that InSite Vision stockholders vote for only one of the Pinto nominees, Mr. Rick Anderson, who they believe has the experience to “effect change on the Company’s board.”

InSite Vision continues to urge stockholders to support all of its nominees for directors who are committed to enhancing value for all stockholders.

Important Information
On August 11, 2008, InSite Vision Incorporated filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with InSite Vision’s 2008 Annual Meeting of Stockholders. InSite Vision’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. InSite Vision’s proxy statement and any other materials filed by InSite Vision with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from InSite Vision at http://www.insitevision.com. InSite Vision’s definitive proxy statement and other materials will also be available by writing to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501 or by contacting the company’s proxy solicitor, D.F. King & Co., Inc. by toll-free telephone at 1-800-578-5378.

All stockholders are encouraged to submit a WHITE Proxy and voting instructions over the Internet, by telephone, or U.S. mail. The prompt return of a WHITE Proxy and voting instructions will assist InSite Vision in preparing for the Annual Meeting.

If you have any questions about voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-578-5378.

About InSite Vision
InSite Vision develops novel ocular pharmaceutical products using its DuraSite® bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy. By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States in August 2007 for the treatment of bacterial conjunctivitis (pink eye). In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; Bioceutica, Inc. for four countries in South America; Biem, for Turkey; and Essex for China, and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need. The Company is also developing AzaSite Xtra, a product designed to assist in penetrating international markets. In addition, the Company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules. Additional information is available about the company at: http://www.insitevision.com.

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Contact: Joyce Strand 510-747-1220